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                                                                   EXHIBIT 99.1
Contact:           Kurt Leutzinger
                   Chief Financial Officer
                   Abgenix Inc.
                   (510) 608-6575



                         ABGENIX ANNOUNCES TWO-FOR-ONE STOCK SPLIT

FREMONT, Calif., March 1, 2000 - Abgenix, Inc. (Nasdaq: ABGX) today announced that its Board of Directors has approved a two-for-one split of the Company's outstanding shares of Common Stock.

The stock split will be effected in the form of a stock dividend and will entitle each stockholder of record at the close of business on March 16, 2000 to receive one share of Common Stock for every share of Common Stock held. The stock dividends resulting from the stock split are expected to be distributed by the transfer agent on April 6, 2000.

As of March 1, 2000, Abgenix had approximately 19.7 million shares outstanding. Upon completion of the split, the number will increase to approximately 39.4 million.

Abgenix is a biopharmaceutical company that develops and intends to commercialize antibody therapies for the treatment of such conditions as transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease, infectious diseases, and cancer. For more information on Abgenix, visit the Company's Web site at www.abgenix.com.

Abgenix developed XenoMouse-TM- technology to enable the rapid generation of high affinity, fully human antibody product candidates to essentially any disease target appropriate for antibody therapy. Abgenix has collaborative arrangements with multiple pharmaceutical and biotechnology companies involving its XenoMouse technology. In addition, Abgenix has multiple proprietary antibody product candidates under development internally, three of which are in human clinical trials for graft-versus-host disease, psoriasis, rheumatoid arthritis, and cancer.

STATEMENTS MADE IN THIS PRESS RELEASE ABOUT ABGENIX'S XENOMOUSE TECHNOLOGY, PRODUCT DEVELOPMENT ACTIVITIES AND COLLABORATIVE ARRANGEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT, ARE FORWARD LOOKING STATEMENTS AND ARE SUBJECT TO A NUMBER OF UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE, INCLUDING RISKS ASSOCIATED WITH THE SUCCESS OF CLINICAL TRIALS, THE PROGRESS OF RESEARCH AND PRODUCT DEVELOPMENT PROGRAMS, THE REGULATORY APPROVAL PROCESS, COMPETITIVE PRODUCTS, FUTURE CAPITAL REQUIREMENTS AND THE EXTENT AND BREADTH OF ABGENIX'S PATENT PORTFOLIO. PLEASE SEE ABGENIX'S PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR INFORMATION ABOUT RISKS THAT MAY AFFECT ABGENIX.